Exhibit 4(b)
NET OVERRIDING ROYALTY CONVEYANCE
(San Juan Basin Royalty Trust)

THE STATE OF NEW MEXICO	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTIES OF SAN JUAN,	§
RIO ARRIBA AND SANDOVAL	§
     THAT, SOUTHLAND ROYALTY COMPANY, a Delaware corporation (“Assignor”), for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration to it paid by The Fort Worth National Bank, a bank organized under the laws of the United States, acting not in its individual corporate capacity but solely as trustee under that certain San Juan Basin Royalty Trust Indenture dated as of November 1, 1980 (“Assignee”), the receipt and sufficiency of which are hereby acknowledged, has bargained, sold, granted, conveyed, transferred, assigned, set over and delivered, and by these presents does hereby bargain, sell, grant, convey, transfer, assign, set over and deliver unto Assignee a net overriding royalty interest (“the Royalty Interest”) in and to the Minerals in and under, and if, as and when produced, saved and sold from, the Subject Lands during the term of the Subject Interests equal to Seventy-Five percent (75%) of the Net Proceeds attributable to the Subject Interests, as each of the above capitalized words are defined in Article I and all as more fully provided herein.
     TO HAVE AND TO HOLD the Royalty Interest, together with all and singular the rights and appurtenances thereto in anywise belonging, unto Assignee, its successors and assigns, subject, however, to the terms and provisions of this Conveyance; and Assignor does by these presents bind and obligate itself, its successors and assigns, to WARRANT and FOREVER defend all and singular the Royalty Interest unto the said Assignee, its successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under Assignor, but not otherwise.
ARTICLE I
DEFINITIONS
     As herein used the following words, terms or phrases have the following meanings:
     SECTION 1.01. “Affiliate” means, as to the party specified, any Person controlling, controlled by or under common control with such party, with the concept of control in such context meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise.
     SECTION 1.02. “Assignor” means the Assignor named herein while it owns all or any part of or interest in the Subject Interests and any other Person or Persons who acquire all or any part of or interest in the Subject Interests.

     SECTION 1.03. “Assignee” means the Assignee named herein while it owns all or any part of or interest in the Royalty Interest and any other Person or Persons who acquire legal title to all or any part of or interest in the Royalty Interest.
     SECTION 1.04. “Conveyance” means this Net Overriding Royalty Conveyance.
     SECTION 1.05. “Effective Date” means 7:00 o’clock A.M., local time in effect at the location of each Subject Interest, on November 1, 1980.
     SECTION 1.06. “Excess Production Costs” at any point in time means an amount equal to the excess of Production Costs over Gross Proceeds for the period ending with such point and beginning with the end of the most recent month in which there were Net Proceeds.
     SECTION 1.07. “Gross Proceeds” means the amounts received from and after the Effective Date by Assignor from the Sale of Subject Minerals sold after the Effective Date, in the aggregate, subject to the following:
          (a) There shall be excluded from Gross Proceeds all general property (ad valorem), production, severance, sales, gathering and windfall profits taxes and other taxes (whether state, federal or otherwise) assessed or levied on or in connection with the Subject Interests, the Royalty Interest or the production therefrom, or against Assignor as owner of the Subject Interests or Assignee as owner of the Royalty Interest, and which taxes are deducted or excluded from proceeds of Sale received by Assignor.
          (b) There shall be excluded any amount for Subject Minerals attributable to nonconsent operations conducted with respect to the Subject Interests (or any portion thereof) as to which Assignor shall be a nonconsenting party and which is dedicated to the recoupment or reimbursement of costs and expenses of the consenting party or parties by the terms of the relevant operating agreement, unit agreement, contract for development or other instrument providing for such nonconsent operations, provided Assignor’s election not to participate in such operations is made in conformity with the provisions of Section 6.01 of this Conveyance.
          (c) There shall be excluded any amount which Assignor shall receive as any of the following: consideration for transfer or sale of any of the Subject Interests (subject to the Royalty Interest) or equipment or other personal property or fixtures on the Subject Lands; delay rental; shut-in gas well royalty or payment; minimum royalty (to the extent not attributable to actual production of the Subject Minerals); payments for gas not taken, when such payments are made (but to the extent such payments are allocated to gas taken in the future such payments shall be included without interest in Gross Proceeds when such gas is taken); damages arising from any cause other than drainage or reservoir injury; rental for reservoir use; payments made to Assignor in connection with the drilling of any well on any of the Subject Lands or lands in the vicinity (such exclusion including dry and bottom hole payments, provided that if such well is drilled on the Subject Lands and Assignor incurs Production Costs in connection therewith such payments shall reduce Production Costs) or in connection with any adjustment of any well and leasehold equipment upon unitization of any of the Subject Interests; provided there shall be included in Gross Proceeds advance or prepaid payments for future production received by Assignor to the extent not subject to repayment in the event of insufficient subsequent production (and to the extent so subject to repayment shall be included without interest in Gross Proceeds when the Minerals on which such payment was so advanced or prepaid are actually produced) and payments made to Assignor in connection with the deferring of drilling of any well on any of the Subject Lands (including payments from an operator in the vicinity for refraining from drilling an offset well).
          (d) There shall be excluded any amount for Subject Minerals lost in the production or marketing thereof or used by Assignor in conformity with ordinary or prudent practices for drilling, production and plant operations (including gas injection, secondary recovery, pressure maintenance, repressuring, cycling operations, plant fuel or shrinkage) conducted for the purpose of drilling for, producing or processing Subject Minerals or for operations on any unit or plant to which the Subject Interests are committed, but only so long as such Subject Minerals are so used.
          (e) Amounts received as a loan by Assignor from a purchaser of Subject Minerals, whether with or without interest, shall not be considered to be derived from the sale of Subject Minerals, provided that the related Sales Contract meets the requirements of Section 4.01 hereof.
          (f) So long as and to the extent that the same may be required by applicable laws and regulations, in the case of any Subject Interest derived under a lease from the United States of America from which the average production of oil per well per day averaged on the monthly basis is 15 barrels or less, the obligation to pay and the right of Assignee to receive the proceeds of oil produced from such lease shall be suspended until said average production of oil per well per day exceeds said minimum amount, and such suspension shall apply separately to any zone or portion of such lease segregated for computing government royalties.
          (g) If a controversy or possible controversy exists (whether by reason of any statute, order, decree, rule, regulation, contract or otherwise) between Assignor and any purchaser as to the correct sales price of any Subject Mineral or, for any other reason, as to Assignor’s right to receive or collect the proceeds of sale of any Subject Minerals, then
                    (i) amounts withheld by the purchaser or deposited by it with an escrow agent shall not be considered to be received by Assignor until actually collected by Assignor, but the amounts received by Assignor shall include any interest, penalty or other amount paid to Assignor in respect thereof;
                    (ii) amounts received by Assignor and promptly deposited by it with an escrow agent shall not be considered to have been received by Assignor, but all amounts thereafter paid to Assignor by such escrow agent shall be considered to be amounts received from the sale of Subject Minerals; and

                    (iii) amounts received by Assignor and not deposited with an escrow agent shall be considered to be received for purposes of this Section 1.07.
          (h) Assignor shall have the right to contest the amount of the windfall profits tax alleged to be due on proceeds included in Gross Proceeds and to seek refunds thereof. In the event any amounts are required to be paid because of any deficiency in prior payment of windfall profits tax for periods after the Effective Date, the amounts so paid shall be included in Production Costs as paid.
     SECTION 1.08. “Minerals” means oil, gas and all other minerals produced in association with oil or gas, but excluding all other minerals, whether similar or dissimilar.
     SECTION 1.09. “Monthly Record Date” for each month means the close of business on the last day of such month which is not a Saturday, Sunday or other day on which national banking institutions in the City of Fort Worth, Texas, are closed as authorized or required by law, unless Assignee determines that a later date is required to comply with applicable law or the rules of an exchange pursuant to the terms of the San Juan Basin Royalty Trust Indenture referred to above.
     SECTION 1.10. “Net Proceeds” for any period means the excess of Gross Proceeds realized during such period over the sum of (a) Production Costs incurred during such period and (b) Excess Production Costs as of the end of the immediately preceding period.
     SECTION 1.11. “Non-Affiliate” means, as to the party specified, any Person who is not an Affiliate of such party.
     SECTION 1.12. “Person” means any individual, corporation, partnership, trust, estate or other entity, organization or association.
     SECTION 1.13. “Prime Interest Rate” means the interest rate per annum charged by Morgan Guaranty Bank of New York on ninety day loans to its most substantial and responsible commercial borrowers.
     SECTION 1.14. “Processing Costs” means the costs to Assignor of manufacturing, refining or processing (all herein referred to as “processing”) gas and casinghead gas included in the Subject Minerals before the Sale thereof, which costs for purposes hereof shall consist of
          (a) the sum of (i) any such processing charges paid to Non-Affiliates and (ii) the expenses (including depreciation but otherwise not including capital costs) incurred by Assignor or its Affiliate in processing such Subject Minerals plus an amount equal to a return of 15% on the depreciated book value of the fixed assets used in such processing (for which purpose of computing depreciation and the return on depreciated book value the value of fixed assets owned by Assignor will be their book value as of the date first used in processing Subject Minerals), or
          (b) if greater, the amount allowed as processing charges by any Federal or State agency having jurisdiction over the sale of such Subject Minerals.

If Assignor or an Affiliate receives a share of the production of others or of plant products therefrom (or proceeds of sale thereof) for processing such production of others, such share shall not be included in Subject Minerals (or Gross Proceeds). If Assignor or an Affiliate does not bear any processing costs but the owners or operators of a plant receive a share of the Subject Minerals (or proceeds of sale thereof) for processing them, such share (or proceeds) shall be excluded from the Subject Minerals (and Gross Proceeds).
     SECTION 1.15. “Production Costs” means, on an accrual accounting method and accruing with respect to the following from and after the Effective Date, and whether capital or non-capital in nature,
          (a) the sum of
                    (i) all amounts borne by Assignor as any of the following: royalty; overriding royalty or other presently existing burden against production or the proceeds of sale of production attributable to the Subject Interests; delay rental; shut-in gas well royalty or payment; minimum royalty; payments to lessors or others in the area in connection with the drilling or deferring of drilling of any well on any of the Subject Lands or lands in the vicinity (including dry and bottom hole payments and payments made to others for refraining from drilling an offset well) or in connection with any adjustment of any well and leasehold equipment upon unitization of any of the Subject Interests; and rent and other consideration paid for use of or damage to the surface;
                    (ii) all general property (ad valorem), production, severance, sales, gathering and windfall profits taxes and other taxes (whether state, federal or otherwise), except income taxes, assessed or levied on or in connection with the Subject Interests, the Royalty Interest or the production therefrom or equipment on the Subject Lands, or against Assignor as owner of the Subject Interests or Assignee as owner of the Royalty Interest, and which taxes are paid by Assignor, and any income tax on the Royalty Interest paid by Assignor;
                    (iii) the aggregate costs incurred by Assignor under any joint operating agreement applicable to the Subject Interests to which Assignor and one or more Non-Affiliates are parties;
                    (iv) The aggregate costs incurred by Assignor under Schedule B attached hereto with respect to any Subject Interest not subject to a joint operating agreement between Assignor and a Non-Affiliate.
                    (v) all other costs, expenses and liabilities of investigating, exploring, prospecting, drilling and mining for, operating and producing Subject Minerals and sale and marketing thereof, including without implied limitation: costs of equipping, plugging back, reworking, completing, recompleting and plugging and abandoning of any well on the Subject Lands and of making the Subject Minerals ready or available for market; the cost of construction of gathering lines, tanks, transmission lines, meters and other production and delivery facilities and of transporting, compressing, dehydrating, separating, treating, storing and marketing the Subject Minerals; the cost of secondary recovery, pressure maintenance, repressuring, cycling and other operations conducted for the purpose of enhancing production; and the cost of litigation concerning title to or operation of the Subject Interests and any other acts or omissions of Assignor consistent herewith or brought by Assignor to protect the Subject Interests;
                    (vi) Processing Costs;
                    (vii) interest accrued during any month in which there were Excess Production Costs computed at the Prime Interest Rate in effect at the end of such period on the amount of Excess Production costs at the end of such period;
                    (viii) the costs of the audits furnished pursuant to Section 2.06 hereof;
                    (ix) any amounts paid by Assignor, whether as refund, interest or penalty, to a purchaser because the amount initially received by Assignor as sales price was more or allegedly more than permitted by the terms of any applicable contract, statute, regulation, order, decree or other obligation;
                    (x) any other amounts paid by Assignor with respect to the Subject Interests or operation thereof or sale of production therefrom, whether as refund, fine, interest or penalty, pursuant to litigation or settlement of threatened litigation or order of governmental agency, provided that Assignor has not breached Section 6.01 hereof; and
                    (xi) all consideration hereafter paid and costs and expenses hereafter incurred by Assignor for any renewals or extensions of leases or other rights hereafter acquired which are included in the definition herein of Subject Interests;
          (b) but excluding
                    (i) costs which would otherwise be treated as Production Costs but which shall not be so treated for purposes hereof (until the following amounts have been fully credited against such costs) equal to amounts reimbursed or credited to Assignor by insurance from damage to property, by sales of property or transfers of property off the leases included in the Subject Interests or by proceeds from unitization or other disposition of property;
                    (ii) the costs incurred in drilling a well to a lower depth than that to which the Subject Interests are by the definition below limited unless the well is ultimately completed as a producer within the depths included in the Subject Interests and is not completed as a producer below such depths and, even in such event, the cost of drilling below such depths (as allocated by Assignor) shall be excluded; and
                    (iii) any amounts which would otherwise be Production Costs but which are attributable to periods before the Effective Date.

     SECTION 1.16. “Sale” includes exchanges and other dispositions for value.
     SECTION 1.17. “Sales Contracts” means all contracts and agreements for the offer or sale of, or commitment to offer or sell, or right of first refusal to purchase, Subject Minerals.
     SECTION 1.18. “Subject Interests” means each kind and character of right, title, claim or interest which Assignor has on the Effective Date in the oil, gas or mineral leases, mineral interests, royalty interests and overriding royalty interests and the unitization and pooling agreements and the units created thereby which are described in Schedule A, and all the right, title, claim or interest which Assignor has on the Effective Date in and to the Subject Lands, whether such right, title, claim or interest be under and by virtue of a lease, a mineral deed or reservation, a royalty deed or reservation, an overriding royalty assignment or reservation, a unitization or pooling agreement, a unitization or pooling order, an operating agreement, a division order, a transfer order or any other type of contract, conveyance or instrument or under any other type of claim or title, legal or equitable, recorded or unrecorded, even though Assignor’s interests be incorrectly or incompletely described in, or a description thereof be omitted from, Schedule A, all as the same shall be enlarged by the discharge of any payments out of production or by the removal of any charges or encumbrances to which any of the same are subject and any and all renewals and extensions of any of the same, but subject to all burdens to which Assignor’s such right, title, claim or interest is subject (while same remains so subject), limited, however, as follows: (i) limited to the depths to which the definition below of “Subject Lands” is limited, (ii) limited, as to duration, with respect to each Subject Interest which is a mineral interest subject on the Effective Date to an oil and gas lease (or oil, gas and mineral lease), whether or not owned in whole or in part by Assignor, or which is a royalty interest as to which the underlying mineral estate is subject to such a lease, to the life of that lease or any renewal or extension thereof (so that if a lease in force on the Effective Date should terminate in whole or in part for any reason and not be renewed or extended then such Subject Interest, to the extent same, or the underlying mineral estate in same, is no longer subject to such lease, shall no longer be subject to this Conveyance and the rights, titles and interests therein hereby conveyed shall revert to Assignor without necessity of written proof so evidencing) and (iii) limited, if Assignor’s interest in any Subject Interest should terminate sooner than the reversion provided in the foregoing (ii), to the period to which Assignor’s interest in such Subject Interest is limited. There shall be excluded from the term “Subject Interests” any interest hereafter acquired by Assignor in and to any of the Subject Lands, except any interest acquired pursuant to existing agreements for no new consideration and renewals or extensions of leases. For purposes of this Conveyance “renewals or extensions” of any lease shall be limited to renewals or extensions of an existing lease obtained by the present owner thereof (or such owner’s successors in interest) while such lease is in force or within six months after such lease terminates. Assignor shall be under no duty to seek renewals or extensions of any lease.
     SECTION 1.19. “Subject Lands” means the lands which are described in or which are subject to the oil, gas and mineral leases, mineral deeds, royalty deeds, assignments and other instruments described in Schedule A attached hereto from the surface of such lands to the base of the “Basin-Dakota Gas Pool” as defined in Rule 25 of Order No. R-1670-C (as amended to the date hereof) issued by the New Mexico Oil Conservation Commission, provided that if Assignor’s ownership rights in any such lands are presently limited to depths shallower than such depth the “Subject Lands” shall likewise be subject to such limitation and provided further that where the description in Schedule A excepts land or refers to an instrument insofar only as it covers certain land, no interest in such excepted land or in land other that to which such reference is limited shall be included in the terms “Subject Lands” or “Subject Interests”.
     SECTION 1.20. “Subject Minerals” means all Minerals in and under, and which may be produced, saved and sold from, and which shall accrue and be attributable to, the Subject Interests, including plant products attributable thereto from processing gas or casinghead gas included in the Subject Minerals before sale thereof (but not including products derived from processing oil).
ARTICLE II
RECORDS AND REPORTS
     SECTION 2.01. Books and Records. Assignor shall at all times maintain true and correct books and records sufficient to determine the amounts payable to Assignee hereunder, including, but not limited to, a Net Proceeds account to which Gross Proceeds and Production Costs are credited and charged.
     SECTION 2.02. Inspections. The books and records referred to in Section 2.01 shall be open for inspection at the office of Assignor during normal business hours.
     SECTION 2.03. Quarterly Statements. Within thirty (30) days next following the close of each calendar quarter, Assignor shall deliver to Assignee a statement showing the computation of Net Proceeds attributable to such quarter.
     SECTION 2.04. Assignee’s Exceptions to Quarterly Statements. If Assignee shall take exception to any item or items included in the quarterly statements rendered by Assignor, Assignee shall notify Assignor in writing within 180 days after the receipt of the report and annual audit furnished pursuant to Section 2.06 hereof, setting forth in such notice the specific charges complained of and to which exception is taken or the specific credits which should have been made and allowed; and, with respect to such complaints and exceptions as are justified, adjustment shall be made. If Assignee shall fail to give Assignor notice of such complaints and exceptions prior to the expiration of such 180 days period, then the statements for such calendar year as originally rendered by Assignor shall be deemed to be correct as rendered.
     SECTION 2.05. Geological Data. Upon request Assignor shall, subject to the limitations of confidentiality undertakings with co-owners or other third parties, furnish to Assignee access to all geological, well and production data which Assignor has on hand relating to operations on the Subject Interests. Assignor shall also furnish to Assignee quarterly reports showing the status of development, producing and other operations conducted by Assignor on the Subject Interests. All information furnished to Assignee pursuant to this section is confidential and for the sole benefit of Assignee and shall not be shown by Assignee to any other Person.
     SECTION 2.06. Annual Audits and Reports. Within 90 days after the end of the calendar year, Assignor shall deliver to Assignee a statement which has been audited by a nationally recognized firm of independent public accountants selected by Assignor, which shall show the information provided for in Section 2.03 on an annual basis.
ARTICLE III
PAYMENT
     SECTION 3.01. Payment. On or before the Monthly Record Date, Assignor shall pay to Assignee as a royalty and overriding royalty hereunder an amount equal to Seventy-Five percent (75%) of the Net Proceeds for the preceding month. On December 31, 1980, Assignor shall pay to Assignee as an advance royalty the sum of $1,000,000. Such amount shall be subtracted from the amounts otherwise payable under this Section with respect to future periods.
     SECTION 3.02. Interest on Past Due Payments. Any amount not paid by Assignor to Assignee when due shall bear, and Assignor will pay, interest at the rate of four percentage points over the Prime Interest Rate, determined at the end of each month, from such due date until such amount is paid, but not in excess of the maximum amount allowed by law.
     SECTION 3.03. Overpayment. If at any time Assignor inadvertently pays Assignee more than the amount due, Assignee shall not be obligated to return any such overpayment, but the amount or amounts otherwise payable to Assignee for any subsequent period or periods shall be reduced by such overpayment, plus an amount equal to interest computed at 120% of the weighted average Prime Interest Rate in effect during the period of such overpayment.
ARTICLE IV
MARKETING OF SUBJECT MINERALS
     SECTION 4.01. Sales Contracts. Assignor, to the extent it has the right to do so, shall market or cause to be marketed the Subject Minerals. For such purpose, sales of Subject Minerals may continue to be made pursuant to existing Sales Contracts. Assignor may amend such existing Sales Contracts and may enter into one or more Sales Contracts in the future at the best prices and on the best terms Assignor shall deem reasonably obtainable in the circumstances. Gross Proceeds of Subject Minerals subject to Sales Contracts shall be determined on the basis of amounts actually received by Assignor from sales under the Sales Contracts regardless of whether at the time of production or sale market value should be different from proceeds of sale.
     SECTION 4.02. Performance of Sales Contracts. Assignor will duly perform all obligations binding on it under all Sales Contracts in accordance with the terms thereof and will take all appropriate and reasonable measures to enforce the performance under each of the Sales Contracts of the obligations of the purchaser thereunder. All Subject Minerals sold by Assignor, whether pursuant to Sales Contracts or otherwise, shall be delivered by Assignor to the purchasers thereof, into the pipelines to which the wells producing such Subject Minerals may be connected or to such other point of purchase as is reasonably required in the marketing of such Subject Minerals.

     SECTION 4.03. Reliance by Third Party. As to any party, the acts of Assignor shall be binding on Assignee. It shall not be necessary for Assignee to join with Assignor in any division or transfer order or any Sales Contract, and proceeds of sale of the Subject Minerals shall be paid by the purchasers thereof (or others disbursing proceeds) directly to Assignor without necessity of joinder by or consent of Assignee.
ARTICLE V
NON-LIABILITY OF ASSIGNEE
     In no event shall Assignee be liable or responsible in any way for any Production Costs or other costs or liabilities incurred by Assignor or others attributable to the Subject Interests or to the Minerals produced therefrom.
ARTICLE VI
OPERATION OF SUBJECT INTERESTS
     SECTION 6.01. Prudent Operator Standard. Assignor agrees, to the extent it has the legal right to do so under the terms of any lease, operating agreement, unit operating agreement, contract for development or similar instrument affecting or pertaining to the Subject Interests (or any portion thereof), that it will conduct and carry on the maintenance and operation of the Subject Interests with reasonable and prudent business judgment and in accordance with good oil an gas field practices, and that it will drill such wells as a reasonably prudent operator would drill from time to time in order to protect them from drainage. However, nothing contained in this Section 6.01 shall be deemed to prevent or restrict Assignor from electing not to participate in any operation which is to be conducted under the terms of any operating agreement, unit operating agreement, contract for development or similar instrument affecting or pertaining to the Subject Interests (or any portion thereof) and allowing consenting parties to conduct nonconsent operations thereon, if such election is made by Assignor in good faith. Notwithstanding anything elsewhere herein to the contrary, Assignor shall never be liable to Assignee for the manner in which Assignor performs its duties hereunder as long as Assignor has acted in good faith.
     SECTION 6.02. Abandonment of Properties. Nothing herein contained shall obligate Assignor to continue to operate any well or to operate or maintain in force or attempt to maintain in force any of the Subject Interests when, in Assignor’s opinion, such well or Subject Interest ceases to produce or is not capable of producing oil or gas in paying quantities. The expiration of a Subject Interest in accordance with the terms and conditions applicable thereto shall not be considered to be a voluntary surrender or abandonment thereof.
     SECTION 6.03. Insurance. Although Assignor is permitted to carry policies of insurance covering the property upon the Subject Interests and risks incident to the operation thereof and to charge premiums therefor to the Net Proceeds account, Assignor shall not be required to carry insurance on such property or covering any of such risks unless it elects so to do. In no event shall Assignor be liable to Assignee on account of any losses sustained which are not covered by insurance.

ARTICLE VII
UNITIZATION
     SECTION 7.01. Pooled Subject Interests. Certain of the Subject Interests may have been heretofore pooled and unitized for the production of Minerals. Such Subject Interests are and shall be subject to the terms and provisions of such pooling and unitization agreements, and the Royalty Interest in each such Subject Interest shall apply to and affect only the production from such units which accrues to such Subject Interest under and by virtue of the applicable pooling and unitization agreements.
     SECTION 7.02. Right to Pool and Process. Assignor shall have the right and power, exercisable only during the period provided in Section 7.03 hereof, (a) to pool and unitize any of the Subject Interests and to alter, change or amend or terminate any pooling or unitization agreements heretofore or hereafter entered into, as to all or any part of the land covered hereby, as to any one or more of the formations or horizons hereunder, and as to any one or more Minerals, upon such terms and provisions as Assignor shall in its sole discretion determine, and (b) to commit any of the Subject Interests (including the Royalty Interest attributable thereto) to an agreement for processing same (pursuant to which, by way of example and not by way of limitation, the plant owner or operator receives a portion of the Subject Minerals or plant products therefrom or proceeds of the sale thereof as a fee for processing). If and whenever through the exercise of such right and power, or pursuant to any law hereafter enacted or any rule, regulation or order of any governmental body or official hereafter promulgated, any of the Subject Interests are pooled or unitized in any manner, the Royalty Interest insofar as it affects such Subject Interest shall also be pooled and unitized, and in any such event such Royalty Interest in such Subject Interest shall apply to and affect only the production which accrues to such Subject Interest under and by virtue of the pooling and unitization.
     SECTION 7.03. Applicable Period. Assignor’s power and rights in Section 7.02 shall be exercisable only during the period of the life of the last survivor of the descendants of the signers of the Declaration of Independence living on the date of execution hereof, plus twenty-one (21) years after the death of such last survivor, or the term of this Conveyance, whichever period shall first expire.
ARTICLE VIII
GOVERNMENT REGULATION
     All obligations of Assignor hereunder shall be subject to all applicable provisions of the Emergency Petroleum Allocation Act of 1973, the Department of Energy Organization Act, the Natural Gas Act, the Natural Gas Policy Act of 1978 and each other statute purporting to provide regulation of the sale of Minerals or establishing maximum prices at which the same may be sold and all applicable laws, orders, rules and regulations thereunder of the Federal Energy Regulatory Commission, the Department of Energy and each other legislative or governmental body, agency, board or commission having jurisdiction. Rates permitted under the Natural Gas Act, the Natural Gas Policy Act of 1978, the Emergency Petroleum Allocation Act of 1973 and each such other statute and the rules and regulations thereunder to be paid for the Subject

Minerals shall be controlling if lower than prices established in Sales Contracts. Assignor shall be entitled to use its reasonable discretion in making filings, for itself and on behalf of Assignee, with the Federal Energy Regulatory Commission, the Department of Energy or any other governmental body, agency, board or commission having jurisdiction, affecting the price or prices at which Subject Minerals may be sold, and with purchasers of production, operators or others with respect to the windfall profits tax.
ARTICLE IX
ASSIGNMENTS
     SECTION 9.01. Assignment by Assignor. Assignor shall have the right to assign, sell, transfer, convey, mortgage or pledge the Subject Interests, or any part thereof, subject to the Royalty Interest and the terms and provisions of this Conveyance. From and after the effective date of any such assignment, sale, transfer or conveyance by Assignor, the assignee thereunder shall succeed to all the requirements upon and responsibilities of Assignor hereunder, as to the interests so acquired by such assignee, and, from and after the said effective date, Assignor shall be relieved of such requirements and responsibilities, excepting only those accrued or due for performance prior to such effective date.
     SECTION 9.02. Partial Assignment. If Assignor assigns its interest under the Subject Interests as to some of such Subject Interests or as to some part thereof, then, effective as of the date of such assignment, in determining the Royalty Interest payable with respect to production from such assigned Subject Interests or parts thereof, the Gross Proceeds, Production Costs and Net Proceeds attributable to such assigned interests will be computed and determined by the assignee of such assigned interests in the aggregate as to the assigned interests owned by such assignee, but separate from and not aggregated with the computation and determination made by Assignor as to unassigned interests.
     SECTION 9.03. Assignment by Assignee. Assignee has the right to assign the Royalty Interest in whole or in part, but (with respect to the assignee named herein) only as authorized by the San Juan Basin Royalty Trust Indenture referred to above. However, no such assignment will affect the method of computing Net Proceeds, and if more than one Person becomes entitled to participate in the Royalty Interest, Assignor may withhold from such other Person payments to which such Person would otherwise be entitled hereunder and the furnishing of any data or information which Assignor is required by the terms hereof to furnish Assignee until Assignor is furnished a recordable instrument executed by or binding upon all Persons interested in the Royalty Interest designating one Person who is to receive such payments, data and information. In making conveyances or assignments of any of the Subject Interests (to the extent permitted hereunder), Assignee need not vest in its grantee or assignee all of the rights of Assignee hereunder with respect to the interest in the Subject Interests so conveyed or assigned.
     SECTION 9.04. Change in Ownership. No change of ownership or right to receive payment of the Royalty Interest, or of any part thereof, however accomplished, shall be binding upon Assignor until notice thereof shall have been furnished by the Person claiming the benefit thereof, and then only with respect to payments thereafter made. Notice of Sale or assignment shall consist of a certified copy of the recorded instrument accomplishing the same; notice of change of ownership or right to receive payment accomplished in any other manner (for example by reason of incapacity, death or dissolution) shall consist of certified copies of recorded documents and complete proceedings legally binding and conclusive of the rights of all parties. Until such notice shall have been furnished Assignor as above provided, the payment or tender of all sums payable on the Royalty Interest may be made in the manner provided herein precisely as if no such change in interest or ownership or right to receive payment had occurred. The kind of notice herein provided shall be exclusive, and no other kind, whether actual or constructive, shall be binding on Assignor.
     SECTION 9.05. Rights of Mortgagee or Trustee. If Assignee shall at any time execute a mortgage or deed of trust covering all or part of the Royalty Interest, the mortgagee(s) or trustee(s) therein named or the holder of any obligation secured thereby shall be entitled, to the extent such mortgage or deed of trust so provides, to exercise all the rights, remedies, powers and privileges conferred upon Assignee by the terms of this Conveyance and to give or withhold all consents required to be obtained hereunder by Assignee, but the provisions of this Section 9.05 shall in no way be deemed or construed to impose upon Assignor any obligation or liability undertaken by Assignee under such mortgage or deed of trust or under the obligation secured thereby.
ARTICLE X
MISCELLANEOUS
     SECTION 10.01. Proportionate Reduction. In the event of failure or deficiency in title to any of the Subject Interests, the portion of the production from such Subject Interest out of which the Royalty Interest attributable to such Subject Interest shall be payable shall be reduced in the same proportion that such Subject Interest is reduced.
     SECTION 10.02. Term. Subject to the limitations stated in Section 1.18 hereof, this Conveyance shall remain in force so long as any of the Subject Interests are in effect.
     SECTION 10.03. Further Assurances. Should any additional instruments of assignment and conveyance be required to describe more specifically any interests subject hereto, Assignor agrees to execute and deliver the same. Also, if any other or additional instruments are required in connection with the transfer of State, Federal or Indian lease interests in order to comply with applicable laws, regulations or agreements, Assignor will execute and deliver the same.
     SECTION 10.04. Notices. All notices, statements, payments and communications between the parties hereto shall be deemed to have been sufficiently given and delivered if enclosed in a post paid wrapper and deposited in the United States Mails directed, or if personally delivered, to the party to whom the same is directed or to be furnished or made at the respective addresses, as follows:

Southland Royalty Company
1000 Fort Worth Club Tower
Fort Worth, Texas 76102
Attention: Treasurer
The Fort Worth National Bank
Post Office Box 2050
Fort Worth, Texas 76101
Attention: Trust Department
     Either party or the successors or assignees of the interest or rights or obligations of either party hereunder may change its address or designate a new or different address or addresses for the purposes hereof by a similar notice given or directed to all parties interested hereunder at the time.
     SECTION 10.05. Binding Effect. This Conveyance shall bind and inure to the benefit of the successors and assigns of Assignor and Assignee.
     SECTION 10.06. Governing Law. The validity, effect and construction of this Conveyance shall be governed by the laws of the State of New Mexico.
     SECTION 10.07. Headings. Article and Section headings used in this Conveyance are for convenience only and shall not affect the construction of this Conveyance.
     SECTION 10.08. Substitution of Warranty. This instrument is made with full substitution and subrogation of Assignee in and to all covenants of warranty by others heretofore given or made with respect to the Subject Interests or any part thereof or interest therein.
     SECTION 10.09. Counterpart Execution. This Conveyance may be executed in multiple counterparts, each of which shall be an original. Certain counterparts may have descriptions relating to different recording jurisdictions omitted from Schedule A. A counterpart with all such descriptions is being filed for record in San Juan County, New Mexico.

     IN WITNESS WHEREOF, each of the parties hereto has caused this agreement to be executed in its name and behalf and its corporate seal to be affixed hereto and attested by its proper signatory officers thereunto duly authorized, as of November 1, 1980.

ATTEST:	SOUTHLAND ROYALTY COMPANY

/s/ Lucy H. Lowry Lucy H. Lowry, Secretary	By	: /s/ Alton C. Goodrich Alton C. Goodrich
Executive Vice President

ATTEST:	The Fort Worth National Bank acting not in its individual capacity but solely as the Trustee of the San Juan Basin Royalty Trust

/s/ Palmer S. Haffner, Jr.	By:	/s/ Bruce Petty
Palmer S. Haffner, Jr.		Bruce Petty
Trust Officer		Executive Vice President and
Trust Officer

THE STATE OF TEXAS                     §
COUNTY OF TARRANT                    §
     The foregoing instrument was acknowledged before me this third day of November, 1980 by ALTON C. GOODRICH, Executive Vice President of Southland Royalty Company, a corporation, on behalf of said corporation.
     GIVEN UNDER MY HAND AND SEAL OF OFFICE, this the third day of November, 1980.

/s/ Diana Marsh Notary Public in and for Tarrant
County,Texas
My Commission Expires:

December 31, 1980
THE STATE OF TEXAS                     §
COUNTY OF TARRANT                    §
     The foregoing instrument was acknowledged before me this third day of November, 1980 by BRUCE PETTY, Executive Vice President and Trust Officer of The Forth Worth National Bank, a banking association organized under the laws of the United States, on behalf of said corporation.
     GIVEN UNDER MY HAND AND SEAL OF OFFICE, this the third day of November, 1980.

/s/ Diana Marsh Notary Public in and for Tarrant
County, Texas
My Commission Expires:

December 31, 1980